Exhibit 10.1

Bristol-Myers Squibb Company

345 Park Avenue New York, NY 10154-0037 212 546-3138 E-mail: steve.bear@bms.com

        Stephen E. Bear

    Senior Vice President

        Human Resources

October 30, 2006

Mr. Peter Dolan

c/o Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

Dear Peter:

Effective September 12, 2006 you ceased to serve as Chief Executive Officer, Bristol-Myers Squibb Company and as an officer or director of it and/or any of its subsidiaries (collectively, the “Company”) as well as a fiduciary of any of its benefit plans. Your employment with the Company will terminate on October 31, 2006 (“Separation Date”). As of the Separation Date, to the extent that you have not previously ceased to do so, you shall cease to be the Company’s representative to any industry organization. You shall provide the Company or any such organization with such resignation with regard thereto as requested by the Chief Executive Officer. This will confirm that your current base salary of $1,250,000.00 per year will continue to be paid in normal biweekly pay intervals (less applicable withholdings and deductions) until your Separation Date. During the term of your employment under this Letter Agreement, you will remain an active at will full-time employee of the Company, subject to the terms contained herein, and will continue to receive the benefits for which you are eligible and enrolled on that basis up to your Separation Date. Your responsibilities will be as a senior advisor to the Chief Executive Officer primarily focusing on transition issues.

If you agree to enter into this Letter Agreement, subject to all of the following terms and conditions, you will be provided with the following compensation and benefits:

1.

Separation Payment & Related Benefits. Subject to your signing this Letter Agreement and, no earlier than your Separation Date, signing the release agreement attached hereto as Exhibit A, and they becoming effective as set forth in paragraph 28 of the Letter Agreement and the last paragraph of Exhibit A hereto (the “Effective Date” as defined in paragraph 28) and subject to paragraphs 15 and 17 below:

(a)

Pursuant to the Company’s Severance Plan, you will receive severance pay in the total gross amount of $1,237,981.00, (which is equal to 51.5 weeks of your base salary), less applicable withholdings and deductions, to be paid at regular payroll intervals according to your current pay schedule (the “Severance Pay Period”); provided that any amounts payable prior to May 1, 2007 shall accrue interest in accordance with the provisions of paragraph 6(d) hereof and be payable on the first business day of May 2007. Any remaining payments due on or after May 1, 2007 will be paid at regular payroll intervals and will be so paid notwithstanding your commencement of other employment.

(b)

Pursuant to the Company’s Severance Plan, you will be eligible to receive Company-subsidized medical and dental plan benefits (provided you timely elect COBRA) and Company-paid life insurance equal to one times base pay for up to 51.5 weeks following your Separation Date (the “Benefit Continuation”). During this period you will not be an employee of the Company and will not be entitled to any other payment or benefits not specifically provided for in this Letter Agreement. If you obtain employment, including but not limited to self-employment, outside the Company or otherwise provide services to a person or entity prior to the end of the Severance Pay Period (collectively, “Other Employment”), your Benefits Continuation will cease as of the date you begin Other Employment outside the Company; provided, however, that the providing of consulting services to the Company shall not cause the termination of the Benefits Continuation. Benefits Continuation is contingent on your making all the required contributions for similarly situated executives and is subject to the terms and conditions of the applicable benefit plans as they exist or may change for similarly situated executives from time to time and in accordance with applicable law. Such coverage period shall be counted against your COBRA coverage period.

(c)

You will be eligible in accordance with the terms of the applicable plans for enhanced benefits based on the Rule of 70, which terms, subject to the terms of this Letter Agreement, you will satisfy. Under the Rule of 70, if your age and service with the Company exceed 69 (which the parties acknowledge is the fact) and you satisfy the other Rule of 70 requirements including, but not limited to, the release requirements referred to above and the non-cause basis of your termination, you are entitled to additional pension and retiree health benefits and additional vesting of, and exercise period for, equity grants as follows (which summary shall be subject to the specific terms of the applicable plan):

(i)

Enhanced Pension Benefits. You will be eligible to receive enhanced benefits from the Bristol-Myers Squibb Company Retirement Income Plan (“Retirement Income Plan”) and from the Retirement Income Plan - Benefit Equalization Plan in accordance with the terms of such plans. Notwithstanding the foregoing, any benefit that would be paid to you from any non-qualified pension or profit-sharing plan prior to May 1, 2007 that was not accrued and vested on December 31, 2004 (and not modified thereafter) shall accrue and be paid to you on the first business day of May 2007.

(ii)

Retiree Medical Benefits. You will have the opportunity to continue medical coverage beyond the Severance Pay Period. During the period that you have no other coverage available to you (e.g., as an employee or retiree of another employer, as a dependent under the coverage available from your spouse’s employer), such benefits shall be provided to you on an unsubsidized basis plus a 2% administrative fee until age 55, and thereafter, on a partially subsidized basis in accordance with the plan terms. The cost of retiree medical coverage is based on your years of service with the Company as of your termination date and your current age. Under the Retiree Medical Plan if you are eligible to enroll in Medicare coverage, Medicare will be your primary coverage and the Company plan will be secondary whether or not you actually enroll in Medicare. The Company reserves the right to amend, suspend or terminate its Retiree Medical Plan (and your rights with regard thereto), in whole or in part, any time in its sole and absolute discretion; provided that you shall not be treated differently than other similarly situated employees.

(iii)

Long-Term Performance Award Plan. You will continue to participate in the Long-Term Performance Award Plan (“LTPAP”) through your Separation Date, including the 2004-2006 performance cycle. The award for the 2004-2006 performance cycle is payable in March 2007 (but pursuant to paragraph 6 hereof, will not be paid until the first business day of May 2007), and, assuming an October 31, 2006 Separation Date, you will be eligible for a pro-rata payment based on thirty-four (34) months of participation. The award for the 2005-2007 performance cycle is payable in March 2008, and, assuming an October 31, 2006 Separation Date, you will be eligible for a pro-rata payment based on twenty-two (22) months of participation. Your participation in the 2006-2008 LTPAP performance cycle will lapse. As with all other eligible executives, your ultimate payout under the plan will be based on the Company’s performance against targets as certified by the Compensation and Management Development Committee of the Board of Directors and any and all awards are subject to the terms of the LTPAP. As of the date of this Letter Agreement, you will not be eligible to receive any additional LTPAP awards.

(iv)

Vesting of Stock Options. As of the date of this Letter Agreement, you will not be eligible for additional stock option grants through your Separation Date. Any Bristol-Myers Squibb Company stock options granted to you prior to the date of this Letter Agreement will continue to vest in accordance with the terms of the applicable plans during the period of your employment with the Company. All stock options granted to you will be subject to the terms and conditions of the Bristol-Myers Squibb Company 1983 Stock Option Plan, the Bristol-Myers Squibb Company 1997 Stock Incentive Plan and the Bristol-Myers Squibb Company 2002 Stock Incentive Plan. Effective upon your Separation Date, any stock options granted to you by the Company and outstanding for one year will become fully vested, and you will have the full term from the time of the grant in order to exercise all awards (subject to termination based on the applicable plan provisions other than those related to termination of employment). For stock options subject to a share price appreciation threshold, that threshold will remain in effect. All other stock options shall expire on the Separation Date.

(v)

Restricted Stock. Prior to the additional vesting under the Rule of 70 as set forth in the next sentence, on the Separation Date, you will have 325,378 unvested shares from the restricted stock awards you received on December 5, 2000 (26,291 shares vested; 52,583 shares unvested), March 6, 2001 (8,763 vested; 17,528 shares unvested), September 10, 2003 (33,333 shares vested; 66,667 shares unvested); March 2, 2004 (0 shares vested; 88,600 unvested), and March 1, 2005 (0 shares vested; 100,000 shares unvested). Under the Rule of 70, as of the Separation Date, 81,013 shares of restricted stock shall become vested (which shall consist of 23,748 shares from your 2000 award, 7,917 shares from your 2001 award, 4,660 shares from your 2003 award, 26,199 shares from your 2004 award, and 18,489 shares from your 2005 award), and any remaining shares will be forfeited. These awards are subject to the terms and conditions of the applicable Restricted Stock Award Agreements and the applicable equity plans under which such awards were granted.

(d)

At the Company’s expense, you will be eligible for outplacement services to be provided by an outplacement services firm mutually acceptable to you and the Company in an amount of up to $75,000. In addition, the Company shall pay, or reimburse you, for up to an additional $25,000 for other transition services selected by you upon presentation of documentation in accordance with the Company’s customary practices; provided that no payment or reimbursement for such transition services shall occur until the first business day of May 2007.

2.

Waiver of Other Benefits. You acknowledge that, by entering into this Letter Agreement, except as set forth herein, you are waiving all benefits for which you would be otherwise eligible under the terms of any existing Company severance plan or policy, or any separate agreement provided to you by the Company, including the Change in Control Agreement effective January 1, 2006; provided that you shall remain entitled to the benefits under Sections 4(c) and 4(d) (only as it relates to Section 4(c)) of the Change in Control Agreement with regard to excise tax gross up payments in connection with a change in control of the Company. You further acknowledge and agree that the total payments and benefits set forth herein are in excess of any payments and benefits that you might otherwise be eligible to receive and are valuable consideration for you to enter into this Letter Agreement.

3.

2006 Awards. You shall forfeit all of your rights to the stock option and restricted awards granted to you in 2006 as of the Separation Date, you will not receive a 2006 bonus payment under the Performance Incentive Plan, and your participation in the 2006-2008 LTPAP performance cycle will lapse.

4.	Perquisites. Your use of Company aircraft, chauffeur services and security, and your entitlement to any other executive perquisites received during your employment with the

Company will cease as of your Separation Date to the extent not otherwise ceased prior thereto.

5.

Consulting Agreement. You will be retained as a consultant to the Chief Executive Officer of the Company from your Separation Date through April 30, 2007 in accordance with the consulting agreement set forth as Exhibit B hereto (the “Consulting Agreement”) at the monthly fee of fifty thousand dollars ($50,000), provided that any payments that would be due prior to May 1, 2007 shall be paid to you on the first business day of May 2007.

6.	Internal Revenue, Code Section 409A.

(a)

The intent of the parties is that payments and benefits under this Letter Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this Letter Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)

Notwithstanding any provision to the contrary in this Letter Agreement and subject to subsection (c), if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence of this subsection (b)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined under Code Section 409A) or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion.

(c)

In no event whatsoever (as a result of paragraph 6(a) or paragraph 6(b) above or otherwise) shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or (a) or (b) above.

(d)

You shall be entitled to interest at a simple interest rate of 5.5% on or in respect of the banked vacation days payment under paragraph 7 hereof and the amounts payable under paragraph l(a) hereof that are delayed pursuant to this paragraph 6. Such interest shall accrue as of the date such amounts would have been payable had such delay not been applicable and shall be paid at the same time as such delayed amounts are actually paid to you.

7.

Accrued Obligations. Promptly after the Separation Date, you will be paid for accrued, unused vacation days (other than banked vacation days), if any, based on your base salary in effect as of your Separation Date, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement in accordance with Company policies. Your banked vacation days (amounting to $144,230.77) will be paid to you with interest in accordance with the provisions of paragraph 6(d) hereof on the first business day of May 2007.

8.

Other Company Property. On or before your Separation Date you agree to use your best efforts to return or proffer to the Company all property in your possession belonging to the Company or its affiliates (including, but not limited to any Company laptop or computers, and other equipment, documents and property belonging to the Company); provided, however, that, if after a diligent search, you in good faith are not aware of Company property in your possession, you will promptly return or proffer to the Company such Company property upon discovery. You will not retain copies of any Company property, except as specifically provided herein. In the event that you proffer to the Company such property in your possession, the Company will make appropriate personnel available at a mutually convenient time and place to review with you such property. You may retain copies of your rolodex and similar address books provided that they only include contact information, and you may also retain copies of expense reimbursement documentation, and other documents and information provided to you as an employee with regard to benefit, equity and other compensation programs. The Company acknowledges that personal photographs, correspondence and other documents related to purely personal matters are not Company property. The Company will cooperate with you in transferring your cell phone number to your individual name.

9.	General Release. In exchange for the valuable consideration set forth herein, you hereby waive any and all rights to sue and/or make any claims against Bristol-Myers Squibb

Company, and any affiliates, parent companies and subsidiaries, and its and their past, present and future officers, directors, employees, agents, employee benefit plans and their administrators and fiduciaries and its and their successors and assigns (collectively the “Released Parties”) based upon any act or event occurring prior to the Effective Date of this Letter Agreement. Without limitation, you specifically release the Released Parties from any and all such claims arising out of your employment and separation from the Company, whether known, or unknown, including, but not limited to, claims under the Change in Control Agreement (except to the extent provided in paragraph 2 hereof with regard to excise tax gross up payments in connection with a change in control of the Company), claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, claims for interference with your rights to benefits under section 510 of ERISA) and/or any other federal, state, or local law (statutory or decisional), regulation or ordinance, including, but not limited to, the New York State Human Rights Law, the Administrative Code of the City of New York, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Wage and Hour Laws, and the New Jersey Wage Discrimination Act. You further acknowledge that the Company has offered to provide you with this Letter Agreement in lieu of those benefits to which you otherwise may have been entitled under any Company severance plan, program or arrangement, if any.

10.

Claims Not Subject to Release. You are not giving up any claims for any accrued, vested benefits under any employee benefit, equity or pension plan of the Company, subject to the terms and conditions of such plan and applicable law. You are not giving up your right to appeal a denial of a claim for benefits submitted under your medical or dental coverage, life insurance or disability income program maintained by the Company. Further, you are not giving up your right to file a claim for unemployment insurance benefits nor your rights, if any, to file a claim for workers’ compensation insurance benefits. Nor are you giving up your right to indemnification or reimbursement of expenses under the Company’s organizational documents, By-laws or any agreement concerning indemnification or reimbursement of expenses, your right to director and officer insurance coverage, if any, any rights or claims you have under this Letter Agreement or the Consulting Agreement, including any rights or claims arising out of any breach by the Company of this Letter Agreement or the Consulting Agreement, any right to reimbursement for business expenses incurred during the course of your employment with the Company and in accordance with the Company’s policy with respect to the reimbursement of business expenses, any right or claim you may have to obtain contribution as permitted by applicable law in an instance in which both you, on the one hand, and the Company, any affiliate of the Company or any other Released Party, on the other hand, are held to be jointly liable, or any right or claim that may initially arise after the Effective Date.

11.

Non-Competition. For a one (1) year period after your Separation Date, you will not in any way directly or indirectly own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with, or have any financial interest in, directly or indirectly, any entity that engages or intends to engage in any Competing Business anywhere in the world. “Competing Business” means any business or other enterprise substantially similar to, or competitive with, the business of the Company or any of its affiliated companies as conducted, or as actively being contemplated to be conducted by the Company, as of the Separation Date. It is understood that ownership of not more than one percent (1%) of the equity securities of any publicly traded Competing Business shall in no way be prohibited pursuant to the foregoing provisions. Questions regarding whether an assignment may be counter to this limitation must be brought to the attention of the General Counsel of the company.

12.

Non-Solicitation. For a one (1) year period following the Separation Date, you agree that you will not in any way, directly or indirectly on your own or as an agent, employee or officer of any corporation, employ, solicit for employment, engage as a consultant, retain in any capacity, or advise or recommend to any other person that they employ, solicit for employment, engage as a consultant or retain in any capacity, any person employed at the time by Bristol-Myers Squibb Company, or any of its affiliates, parent companies and subsidiaries. The forgoing shall not prohibit you from general advertising not targeted at employees of the Company or from providing a reference upon request as to a person or entity so long as you have no business relationship with the person or entity that you are providing a reference to.

13.

Employee Confidentiality Obligation. You may not make use of confidential or proprietary information concerning the Company’s business or affairs, of any nature, that is not otherwise a matter of public record. This obligation continues after the termination of your employment and remains in effect regardless of whether you sign this Letter Agreement. In addition, for a one (1) year period after your Separation Date, you agree that you will not advise, counsel or otherwise assist (as an employee, consultant or in any other capacity) any company, entity or third-party seeking to purchase, acquire, invest in and/or gain a controlling voting interest in the Bristol-Myers Squibb Company. Nothing in this paragraph is intended to prohibit or restrict you in any way from providing truthful information concerning your employment or the Company’s business activities to any government, regulatory or self-regulatory agency or pursuant to a valid subpoena issued by a court of competent jurisdiction.

14.

Non-Disparagement. For a three (3)-year period following the Separation Date, you agree that you will not disparage or encourage or induce others to disparage the Company or any of its employees, officers, directors or products (the “Company Group”). For purposes of this Letter Agreement, the term “disparage” includes without limitation, comments or statements to the press and/or media, the Company’s employees, and/or to any individual, customer, client or entity with whom the Company has a business relationship if such statement would adversely affect in any manner the conduct of the business of the Company and/or the business reputation of the Company or its employees. Nothing in this paragraph is intended to prohibit or restrict you from providing truthful information concerning your employment or the Company’s business activities to any government, regulatory or self-regulatory agency or pursuant to a valid subpoena issued by a court of competent jurisdiction, or to deny (but not to otherwise disparage the Company Group in connection therewith) the truth of any false statement made about you.

15.

Material Breach. You understand that a breach by you of paragraphs 11, 12, 13, 14, or 16 (other than a breach that is both non-intentional and non-material), would be a material breach of your obligations under this Letter Agreement, and that, if any payments and benefits have been provided to you under paragraphs 1(a) or 1(b) hereof prior to any such breach, in addition to any other remedy that may be available to the Company in law or at equity, you will, upon 30 days written notice by the Company, promptly return all such payments and the value of all benefits to the Company and forfeit your right to any other payments or benefits still owing pursuant to this Agreement. In addition, all stock options shall immediately expire. The determination that you have materially breached any of the above-referred to paragraphs of this Letter Agreement shall be made by the Board of Directors, upon recommendation of the Compensation and Management Development Committee, each in their respective good faith discretion. In the event of any dispute by you regarding any such determination, such dispute shall be resolved in accordance with the provisions of paragraph 27 hereof.

16.

Cooperation. From time to time the Company finds it necessary or advisable to contact former employees to discuss matters about which they might have knowledge that are relevant to ongoing legal matters of the Company or otherwise related to their employment period. Accordingly, you agree that you will cooperate in all reasonable respects and generally make yourself available to give testimony, speak with counsel representing the Company and provide assistance in connection with any relevant litigation, arbitration, proceedings, government hearing or investigation involving the Company or any other matter that relates to your employment period, provided that with regard to matters not involving litigation or potential litigation, this provision shall not apply after five (5) years from the date hereof. The Company will, to the extent feasible, use reasonable business efforts to provide you with reasonable notice in the event your assistance is required. In connection with your testimony, cooperation and assistance with legal matters for which the Company is currently reimbursing your legal and related expenses, the Company will continue to advance or reimburse to you such reasonable expenses incurred by you. You further understand any future requests by you to the Company for the advancement of reasonable legal fees and expenses and/or indemnification for any additional legal matters will be considered by the Company and determined in accordance with the Company’s applicable By-laws, Board resolutions and Delaware law. In connection with any cooperation where the Company requires you to be available in person, the Company will reimburse you for your reasonable travel, meal and lodging expenses. Your entitlement to reimbursement of expenses pursuant to this paragraph 16 shall in no way affect other rights you may have to be indemnified and/or advanced expenses, provided that in no event shall there be any duplication of indemnification and/or expense reimbursement. You will not be entitled to any other compensation for cooperation, except as otherwise provided under any indemnification arrangement with the Company.

17.

Forfeiture and Clawback. In the event that a determination by the Board of Directors, upon recommendation of the Compensation and Management Development Committee, is made following your Separation Date that you, while employed, engaged in willful misconduct or activity deemed detrimental to the interests of the Company, including violation of any federal securities or other law or the Company’s Standards of Business Conduct and Ethics, the Board of Directors shall have the right, upon written notice given to you, to forfeit your right to receive the payments and property due under paragraph 1 of this Letter Agreement, and require you to refund to the Company within thirty (30) days of such written demand any payments or property (other than $10,000) paid to you under paragraph 1 of this Letter Agreement prior to such determination (or the value thereof, including the profit you made on the exercise of stock options), provided that your forfeiture and refund obligation under this paragraph 17 shall not apply to any payments or property to which you would have been otherwise entitled had your employment with the Company been terminated for any of the reasons described in this sentence. Nothing in this paragraph 17 shall be deemed to be violated by any action or inaction taken with the express approval, or at the express direction, of the Board of Directors of the Company or a committee thereof. Any determination by the Board of Directors or the Compensation and Management Development Committee under this paragraph 17 shall be made in its good faith discretion, and in the event of any dispute by you regarding any such determination, such dispute shall be resolved in accordance with the provisions of paragraph 27 hereof.

18.	Enforceability of Letter Agreement; Remedies.

(a)

If at any time after the Effective Date of this Letter Agreement any provision is held to be illegal, void, or unenforceable, that provision will have no force and effect. However, the illegality or unenforceability of that provision will not have any effect on, and will not impair the enforceability of, any other provision of this Letter Agreement. To the extent that a court shall hold that the duration, scope, area or other restriction stated in paragraphs 11, 12 or 13 of this Letter Agreement are unreasonable under circumstances then existing, the parties agree that it is their intention that such provision should be modified or amended by the court to render it enforceable to the maximum extent permissible under applicable law. If a court of competent jurisdiction finds that the General Release is illegal and/or unenforceable, you will be required to execute a General Release that is legal and enforceable.

(b)

In the event of a breach or threatened breach of any of the provisions of this Agreement, you agree that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you acknowledge that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

19.

By-Laws. The parties acknowledge and agree that you shall continue to be covered under the indemnification and related provisions of the Company’s By-Laws with regard to actions or inactions taken by you as an officer or director of the Company, and pursuant to such By-Laws, such provisions are a contractual commitment of the Company as specified therein. In addition, you shall continue to be covered under the Company’s directors’ and officers’ insurance policies to the same extent as other similarly situated directors and officers of the Company.

20.

Amendment/Waiver. No provision in this Letter Agreement may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company. No waiver by either party of any breach by the other Party of any condition or provision contained in this Letter Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

21.

Supersedes All Prior Agreements. You acknowledge and agree that this Letter Agreement supersedes any and all other prior agreements entered into between you and the Company with regard to your employment or separation from the Company except as specifically provided herein, including but not limited to, the Change in Control Agreement effective January 1, 2006 (except to the extent provided in paragraph 2 hereof with regard to excise tax gross up payments in connection with a change in control of the Company); provided, however, any confidentiality agreement or other intellectual property agreement between you and the Company shall remain in full force and effect. You also represent and agree that, in signing this Letter Agreement, you are not relying on any promises or representations not contained within this Letter Agreement and acknowledge that you are not entitled to any other compensation or benefits from the Company except as otherwise expressly provided for herein.

22.

No Mitigation; No Offset. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Letter Agreement. There will be no offset by the Company against your entitlements under this Letter Agreement or the Consulting Agreement for any compensation or other amounts (other than as provided herein or in any benefit plan with regard to employee benefits) that you earn from subsequent employment or engagement of your services.

23.

Successors and Assigns. Except as otherwise expressly provided herein, this Letter Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) or assigns. The Company will require any assignee of all or substantially all of the assets of the Company to assume and agree to perform this Letter

Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. As used in this Letter Agreement, “the Company” will mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Letter Agreement by operation of law or otherwise. In the event of your death or a judicial determination of your incompetence, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Letter Agreement to you will be deemed to refer, where appropriate, to your legal representatives or your beneficiary or beneficiaries. Anything herein to the contrary notwithstanding, the Company may not assign this Letter Agreement except to a successor to the Company, and any such assignment by the Company will not relieve it of its obligations hereunder. None of your rights or obligations under this Letter Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided in this Agreement or other applicable plans or agreements of the Company.

24.

Notices. For the purpose of this Letter Agreement, notices, demands and all other communications provided for in this Letter Agreement will be in writing and will be sent by messenger or overnight courier (provided in each case, confirmation of receipt is obtained), certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to you:	At the last address on the records of the Company

With a copy to:	Joseph E. Bachelder, Esq.
Bachelder Law Offices 780 Third Avenue New York, New York 10017

If to the Company:	345 Park Avenue
New York, NY 10154
Attention: Senior Vice President - Human Resources

With a copy to:	Corporate Secretary
Bristol-Myers Squibb Company 345 Park Avenue
New York, NY 10154

Notices, demands and other communications will be deemed given on delivery thereof.

25.	Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

26.

Company Representations. The Company represents and warrants that (i) the execution, delivery and performance of this Letter Agreement and the Consulting Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Letter Agreement and the Consulting Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Letter Agreement and the Consulting Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Letter Agreement and the Consulting Agreement by the parties, they will be the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

27.

Arbitration. Subject to the provisions of paragraph 18(b), any disputes arising under or in connection with this Letter Agreement shall be resolved by binding arbitration, to be held in New York, New York, in accordance with the employment dispute rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party hereto shall bear his or its own costs of the arbitration or litigation, including, without limitation, his or its attorneys’ fees.

28.

Effectiveness. By signing this Letter Agreement, you acknowledge that you have been given at least twenty-one (21) days to consider and sign. You further acknowledge that you have seven (7) days after signing it to revoke your signature and that provided you do not revoke your signature, it will be effective (the “Effective Date”). To revoke your signature, you must notify the Company in writing within seven days of the date you signed this Letter Agreement. Such notice must be delivered by 5:00 p.m. of the seventh day and addressed to Bristol-Myers Squibb Company, Office of the General Counsel, 345 Park Avenue, NY, NY 10154. In the event that you do not sign this Letter Agreement or if you revoke your signature, you will not be entitled to the payments and benefits set forth above.

YOUR SIGNATURE BELOW ACKNOWLEDGES THAT YOU HAVE READ THE ABOVE, UNDERSTAND WHAT YOU ARE SIGNING, AND ARE SIGNING IT VOLUNTARILY AND ACTING OF YOUR OWN FREE WILL. YOU UNDERSTAND THAT, IF ANY PROVISION OF THIS LETTER AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. YOU FURTHER AGREE THAT THIS LETTER AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW RULES. YOU ALSO ACKNOWLEDGE THAT THE COMPANY HAS ADVISED AND HEREBY ADVISES YOU IN WRITING TO CONSULT WITH AN ATTORNEY AND OTHER ADVISORS OF YOUR CHOICE PRIOR TO SIGNING THIS DOCUMENT.

[SIGNATURES ON FOLLOWING PAGE]

Please indicate your acceptance of this Letter Agreement by signing and returning it to me.

Very truly yours,

/s/ Stephen E. Bear
Stephen E. Bear Senior Vice President, Human Resources Bristol-Myers Squibb Company

/s/ Peter Dolan	Executed	November 1, 2006
Peter Dolan

EXHIBIT A

GENERAL RELEASE

General Release by Peter Dolan (“Mr. Dolan”) in his capacity as an individual and on behalf of his heirs, executors, administrators, attorneys, agents, successors and assigns of all claims against Bristol-Myers Squibb Company (the “Company”), and any affiliates, parent companies and subsidiaries, and their past, present and future officers, directors, employees and agents, employee benefit plans and their administrators and fiduciaries and its and their successors and assigns (collectively the “Released Parties”).

In exchange for the payments and other consideration set forth in paragraph 1 of the Letter Agreement between Mr. Dolan and the Company dated October 30, 2006 (the “Letter Agreement”), and other valuable consideration, Mr. Dolan waives any and all rights to sue and/or make any claims against the Released Parties based upon any act or event occurring prior to the date of this General Release. Without limitation, Mr. Dolan specifically releases the Released Parties from any and all such claims arising out of Mr. Dolan’s employment and separation from the Company, whether known, or unknown, including, but not limited to, claims under the Change in Control Agreement (except to the extent provided in paragraph 2 of the Letter Agreement with regard to excise tax gross up payments in connection with a change in control of the Company), claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, claims for interference with your rights to benefits under section 510 of ERISA) and/or any other federal, state, or local law (statutory or decisional), regulation or ordinance, including, but not limited to, the New York State Human Rights Law, the Administrative Code of the City of New York, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Wage and Hour Laws, and the New Jersey Wage Discrimination Act. Mr. Dolan further acknowledges that the Company has offered to provide Mr. Dolan with the Letter Agreement in lieu of those benefits to which Mr. Dolan otherwise may have been entitled under any Company severance plan, program or arrangement, if any.

Mr. Dolan acknowledges that he is not giving up any claims for any accrued, vested benefits under any employee benefit, equity or pension plan of the Company, subject to the terms and conditions of such plan and applicable law. Mr. Dolan acknowledges that he is not giving up his right to appeal a denial of a claim for benefits submitted under his medical or dental coverage, life insurance or disability income program maintained by the Company. Further, Mr. Dolan is not giving up his right to file a claim for unemployment insurance benefits nor his rights, if any, to file a claim for workers’ compensation insurance benefits. Nor is Mr. Dolan giving up his right to indemnification or reimbursement of expenses under the Company’s organizational documents, Bylaws or any agreement concerning indemnification or reimbursement of expenses, his right to director and officer insurance coverage, if any, any rights or claims Mr. Dolan has under the Letter

Agreement or the Consulting Agreement, including any rights or claims arising out of any breach by the Company of the Letter Agreement or the Consulting Agreement, any right to reimbursement for business expenses incurred during the course of Mr. Dolan’s employment with the Company and in accordance with the Company’s policy with respect to the reimbursement of business expenses, any right or claim Mr. Dolan may have to obtain contribution as permitted by applicable law in an instance in which both Mr. Dolan, on the one hand, and the Company, any affiliate of the Company or any other Released Party, on the other hand, are held to be jointly liable, or any right or claim that may initially arise after the date hereof.

Mr. Dolan agrees that this General Release is an integral part of the Letter Agreement, and that all provisions of the Letter Agreement are thereby incorporated in this General Release as if fully set forth herein. Mr. Dolan acknowledges that this General Release and the Letter Agreement constitute the full and complete understanding and agreement of the parties with respect to the subject matter hereof, and that neither may be modified except in writing and signed by Mr. Dolan and an authorized officer of the Company. He further represents and agrees that, in signing this General Release, he is not relying on any promises or representations not contained herein and acknowledges that he is not entitled to any other compensation or benefits from the Company except as otherwise expressly provided for in the Letter Agreement, the Consulting Agreement and herein.

BY SIGNING BELOW, MR. DOLAN ACKNOWLEDGES THAT HE HAD AT LEAST 21 DAYS TO CONSIDER THIS GENERAL RELEASE BEFORE SIGNING IT, THAT HE MAY NOT SIGN IT BEFORE HIS SEPARATION DATE (AS DEFINED IN THE LETTER AGREEMENT), THAT AFTER SIGNING IT, HE HAS 7 DAYS TO REVOKE HIS SIGNATURE AND THAT, PROVIDED HE DOES NOT REVOKE IT, IT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER HE SIGNS IT. BY SIGNING BELOW, MR. DOLAN ALSO ACKNOWLEDGES THAT HE HAS READ THE ABOVE, UNDERSTANDS WHAT HE IS SIGNING, HAS BEEN ADVISED IN WRITING TO CONSULT AN ATTORNEY BEFORE SIGNING IT, AND IS SIGNING IT VOLUNTARILY AND OF HIS OWN FREE WILL. HE FURTHER AGREES THAT IF ANY PROVISION OF THIS GENERAL RELEASE IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. HE FURTHER AGREES THAT THIS GENERAL RELEASE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW RULES AND CONSENTS TO PERSONAL JURISDICTION IN NEW YORK, NEW YORK.

/s/ Peter Dolan	Executed	November 1, 2006
Peter Dolan

EXHIBIT B

CONSULTING AGREEMENT

AGREEMENT, made and entered into the 30th day of October, 2006, by and between BRISTOL-MYERS SQUIBB COMPANY (the “Company”) and PETER DOLAN (“Dolan”).

WHEREAS, Dolan will cease to be an employee of the Company on October 31, 2006;

WHEREAS, Dolan is willing to offer the Company consulting services as the sole service provider thereafter; and

WHEREAS, the Company wishes to avail itself of the services of Dolan as a consultant to the Company for six (6) months thereafter, and Dolan is willing to perform such services,

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and Dolan (each individually, a “Party,” and collectively, the “Parties”) agree as follows:

1.	General.

The Company engages Dolan as a consultant for the period as set forth in Section 2 to provide the services as set forth in Section 3, subject to the other terms and conditions set forth in this Agreement. Dolan understands and agrees that the services rendered by him shall be those of an independent consultant and not of an agent or employee of the Company. In this connection, neither Dolan, nor any employee or agent of Dolan, will be eligible to participate in or entitled to receive any employee benefits from the Company as a result of this Agreement or the services rendered under it, even if such employee is subsequently determined by any court, the Internal Revenue Service or any other governmental agency to be a common law employee of the Company. To the extent that any court, the Internal Revenue Service or any other governmental agency determines that Dolan or any employee or agent of Dolan to be a common law employee, Dolan agrees that any such employee will waive any benefits that may be awarded, or in the event that such employee refuses to waive such benefits, Dolan will reimburse the Company for all expenses attributable to such benefits. Dolan’s services will be of an advisory nature only, and Dolan will have no power of decision with respect to any matters which are the subject of consultation and will not have any responsibility in connection with the active management of the Company. Dolan further understands that, he is responsible for the full reporting and payment of local, state and federal taxes and statutory benefits, including Social Security (FICA), workers compensation, disability, and unemployment insurance with respect to any of his employees, agents or himself. No deductions, withholding, or additional payments for such purposes shall be made by the Company. Dolan shall indemnify and hold the Company and its affiliates harmless with regard to any failure of him to fulfill his obligations with regard to such taxes or statutory benefits and any act or inaction by his employees or agents in performing the services hereunder.

2.	Term of Services.

The term of Dolan’s service under this Agreement shall commence as of November 1, 2006 and shall terminate on April 30, 2007, or earlier upon Dolan’s death, incapacity to provide services for more than twenty (20) consecutive days or upon notice in the event of Dolan’s willful misconduct, activities detrimental to the interests of the Company or breach of this Agreement which is not cured within five (5) days of written notice thereof (the “Term of Services”). If Dolan’s services are terminated for any of the reasons set forth in the preceding sentence, the Company shall pay Dolan a pro rated monthly installment of the fee set forth in Section 3 below for the portion of the month in which such termination occurs. During the Term of Services, Dolan shall provide services to the Company for an average of twenty (20) hours per week at such times as requested by the Company’s Interim Chief Executive Officer or Chief Executive Officer (the “CEO”). The failure of the CEO to so request Dolan’s services for any period during the Term of Services shall not affect the Company obligations hereunder, including the obligation to pay Dolan the fees set forth in Section 3 below.

3.	Services.

(a)

As a consultant to the Company, Dolan shall provide advice to the CEO and/or the CEO’s designee on such matters relating to the business and affairs of the Company as the CEO shall from time to time request, and in connection therewith, attend such meetings as requested by the CEO. Dolan shall also, upon the request of the CEO, provide written reports on matters on which he is advising. All services shall be provided by Dolan personally.

(b)

Dolan may provide the services from such location as he deems appropriate, except to the extent the CEO requires him at meetings. The CEO shall use reasonable business efforts to provide Dolan with advance notice of any such meeting to the extent feasible considering the circumstances. As appropriate, Dolan may provide services by telephone or other form of communication, including email, except as otherwise specified by the CEO.

(c)	Dolan will not have an office during his consultancy arrangement. Administrative support as reasonably necessary in the performance of his consulting duties will be provided by the Company.

4.	Fee For Services.

During the Term of Services, for the services described above, Dolan shall receive a monthly fee of fifty thousand dollars ($50,000), payable in arrears on a monthly basis; provided that any amounts that would be payable prior to May 1, 2007 will be paid in a lump-sum on the first business day of May 2007. Dolan shall be entitled to interest at a simple interest rate of 5.5% on the fees payable under this Section 4 in respect of the period from November 1,

2006 through April 30, 2007. Such interest shall accrue as of the first day of the month in which such fees would have been paid had the payment of such fees not been delayed until the first business day of May 2007, and shall be paid at the same time as such fees are actually paid to Dolan.

5.	Business Expenses.

Dolan will receive full reimbursement for all reasonable expenses (e.g., travel and lodging expenses) incurred by him and his employees in rendering services to the Company under this Agreement, provided that Dolan shall provide complete and timely documentation of such expenses in accordance with the Company’s standard policy, and further provided that the foregoing shall not include office or staff costs of Dolan. Any expense in excess of one thousand dollars ($1,000) (other than reasonable travel and lodging expenses) shall be pre-approved by the CEO or his designee.

6.	Non-Competition.

(a)

Dolan agrees that during the Term of Services, Dolan will not, directly or indirectly, engage or participate in any employment or consulting activity that is competitive with any business of the Company, without the prior written approval of the CEO. Other than the foregoing limitation, Dolan may provide consulting services to other persons or entities during the Term of Services; provided, however, such services do not breach any provision of the Letter Agreement between Dolan and the Company, dated the date hereof.

(b)

Dolan agrees that he will require any of his employees assigned to work on any project for the Company to execute a “Non-Competition, Non-Solicitation, Confidential Information and Trade Secrets Agreement” with the Company in the Company’s standard form.

7.	Confidential Information and Trade Secrets.

Dolan hereby acknowledges that he and his employees may have access to and become acquainted with various trade secrets and proprietary information of the Company not available to competitors of the Company, including without limitation, information relating to its products, product development, trade secrets, customers, suppliers, finances, management, operations and business plans and strategies. Dolan covenants that he and his employees will not, directly or indirectly, disclose or use such information that is not otherwise a matter of public record, except as is necessary and appropriate in connection with rendering by him of services to the Company under this Agreement or except as may be required by a court of law, a governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. Dolan agrees that in the event that he or an employee of Dolan does directly or indirectly, disclose or use such information in violation of the foregoing, Dolan shall reimburse the Company for any and all liability arising out of and in connection with such disclosure.

8.	Governing Law.

The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflict of law.

9.	Severabiiity.

If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof.

10.	Amendment/Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Dolan and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Dolan or an authorized officer of the company, as the case may be.

11.	Notices.

For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be sent by messenger or overnight courier (provided in each case, confirmation of receipt is obtained), certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to Dolan:	At the last address on the records of the Company

If to the Company:	345 Park Avenue
New York, NY 10154
Attention: Senior Vice President - Human Resources

With a copy to:	Corporate Secretary
Bristol-Myers Squibb Company 345 Park Avenue New York, NY 10154

Notices, demands and other communications will be deemed given on delivery thereof.

12.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

13.	Successors and Assigns.

Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs (in Dolan’s case) or assigns. The Company will require any assignee of all or substantially all of the assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. As used in this Agreement, “the Company” will mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law or otherwise. In the event of Dolan’s death or a judicial determination of his incompetence, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to Dolan will be deemed to refer, where appropriate, to his legal representatives or his beneficiary or beneficiaries. Anything herein to the contrary notwithstanding, the Company may not assign this Agreement except to a successor to the Company, and any such assignment by the Company will not relieve it of its obligations hereunder. None of Dolan’s rights or obligations under this Agreement may be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided in this Agreement or other applicable plans or agreements of the Company.

14.	Arbitration.

Any disputes arising under or in connection with this Agreement shall be resolved, except as provided in the last sentence hereof, by binding arbitration, to be held in New York, New York, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of the arbitration or litigation, including, without limitation, his or its attorneys’ fees. In the event of a breach or threatened breach of Section 6 or 7 of this Agreement, Dolan agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and Dolan acknowledges that damages would be inadequate and insufficient.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and Dolan have caused this Agreement to be executed as of the day and year first above written.

Bristol-Myers Squibb Company

By:	/s/ Stephen E. Bear
Stephen E. Bear
Senior Vice President, Human Resources

Peter Dolan

By:	/s/ Peter Dolan
Peter Dolan